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                    [Letterhead of SBC Communications Inc.]


                                                                       Exhibit 5

                                                                    June 3, 1996



SBC Communications Inc.
175 East Houston
San Antonio, Texas 78205-2233


Dear Sirs:

                 In connection with the registration under the Securities Act of 1933 (the "Act") of 317,389,000 shares (the "Securities") of Common Stock, par value $1.00 per share, of SBC Communications Inc., a Delaware corporation (the "Company"), and the related preferred stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of January 27, 1989, between the Company and American Transtech, Inc. ("ATI"), as amended by the Amendment to Rights Agreement, dated as of August 5, 1992, by and among the Company, ATI and The Bank of New York (the "Rights Agent"), as successor Rights Agent, and as further amended by the Second Amendment to Rights Agreement, dated as of June 15, 1994, by and between the Company and the

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Rights Agent (as amended, the "Rights Plan"), to be issued in connection with the Agreement and Plan of Merger, dated as of April 1, 1996, among Pacific Telesis Group, the Company and SBC Communications (NV) Inc. (the "Merger Agreement"), I, as General Counsel, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I am of the opinion that:

                 (1) When the registration statement relating to the Securities and the Rights (the "Registration Statement") has become effective under the Act and the Securities have been duly issued and delivered in connection with the Merger Agreement as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

                 (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been validly issued as contemplated by the Registration Statement, the Rights attributable to the Securities will be validly issued.

                 The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

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SBC Communications Inc.
                                                                             -3-

                 I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

                 I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Shares" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                               Very truly yours,


                               /s/ JAMES D. ELLIS
                               --------------------------
                                   James D. Ellis